The Fund held its 2008 annual meeting of shareholders on April 11, 2008, for the purpose of considering and voting upon the following proposals:

The results of voting were as follows (by number of shares):

Proposal 1: For nominees to the Board of Directors:

Jerry B. Lewis 1
       In favor:  9,297,181
       Withheld:  209,802

John R. Rettberg 1
       In favor:  9,312,181
       Withheld:  194,802

Kenneth Whipple, Jr. 1
       In favor:  9,311,681
       Withheld:  195,302

John F. Ruffle 1
       In favor:  9,312,181
       Withheld:  194,802

John F. Williamson 2
       In favor:  1,876
       Withheld:  15

Cheryl Ballenger 2
       In favor:  1,876
       Withheld:  15

1  Elected by holders of the Fund's Auction Rate Preferred Stock and
  Common Stock voting together as a single class.

2  Elected by holders of the Fund's Auction Rate Preferred Stock voting separately as a class.

Proposal 2: To amend the Investment Restrictions on Covered
Calls: The proposal was not approved by shareholders and,
therefore, the Fund's current investment restriction will not change:

       In favor:   4,933,163
       Against:   265,461
       Abstain:   177,789
       Broker non-voters:  4,130,571